Exhibit 99

VF Reports Record First Quarter Sales and Earnings and Declares Dividend

    GREENSBORO, N.C.--(BUSINESS WIRE)--April 26, 2005--VF Corporation
(NYSE: VFC):

    --  First quarter sales rise 9%; EPS up 15%

    -- Gross margins up nearly three percentage points, to 41.5%; operating margins expand to 12.7% from 12.0%

    --  Maintaining full year sales and EPS guidance

    Information regarding VF's first quarter conference call webcast today can be found at the end of this release.

    VF Corporation (NYSE: VFC), a leader in branded apparel, today announced record results for its first quarter ended April 2, 2005. All per share amounts are presented on a diluted basis.
    First quarter sales rose 9% to $1,563.6 million from $1,432.7 million in the prior year's first quarter. Net income increased 18% to $122.9 million from $103.9 million, with earnings per share rising 15% to $1.07 from $.93. First quarter 2004 results included $34 million in sales from the Company's Playwear business, which was sold in mid-2004. The acquisitions of the Vans(R), Napapijri(R), Kipling(R) and Holoubek businesses added $156 million to sales in the 2005 quarter and $.10 to earnings per share.
    "We are delighted to deliver another record quarter to our shareholders," commented Mackey J. McDonald, chairman and chief executive officer. "Our Outdoor, Imagewear and Sportswear businesses each delivered outstanding results during the quarter, with strong increases in both sales and profits. We are gratified to see our aggressive pursuit of new growth brands benefiting both our top and bottom lines."

    First Quarter Business Review

    Jeanswear

    Total Jeanswear sales, which include the Lee(R), Wrangler(R), Riders(R), Rustler(R), H.I.S(R), Maverick(R) and Old Axe(R) brands, were $707 million versus $708 million in last year's first quarter. Sales increased across most international markets, due primarily to favorable currency translation, offset by slightly lower domestic jeans sales. Jeanswear margins remained at healthy levels, although operating income dipped 3% in the quarter.

    Outdoor

    Our Outdoor businesses continued to grow rapidly in the quarter. Combined sales of our Outdoor businesses, which include The North Face(R), Vans(R), JanSport(R), Eastpak(R), Napapijri(R) and Kipling(R) brands, jumped 127% in the quarter to $282 million from $125 million. Total sales of The North Face(R) brand rose 18% in the quarter. Fall bookings for the brand are up 27% in the U.S. and 19% in Europe. Packs sales also rose in the quarter. Our Vans(R), Napapijri(R) and Kipling(R) brands continue to perform very well and contributed $141 million to Outdoor sales in the quarter. Operating income rose in line with sales, with margins stable.

    Intimate Apparel

    Sales in our Intimate Apparel business, which includes our Vanity Fair(R), Vassarette(R), Lily of France(R), Bestform(R) and Curvation(R) brands and our Private Brands business, declined 9% in the quarter, to $227 million from $249 million. We have noted previously that 2004 results benefited from a large new product launch with a private label specialty store customer, which will result in difficult sales and profit comparisons throughout 2005. The decline in operating income and margins primarily reflects the lower sales and resulting impact on capacity and overhead absorption.

    Imagewear

    Our Imagewear coalition reported an 8% sales increase in the quarter, to $187 million from $173 million. The coalition enjoyed a strong increase in sales of licensed sports apparel, due primarily to the January 2005 acquisition of the business of Holoubek, a licensee of the Harley-Davidson Motor Company, Inc. Occupational apparel sales were flat in the quarter. Operating income and margins rose sharply, reflecting lower product costs in both our owned and sourced operations.

    Sportswear

    Sales of our Sportswear businesses, which include the Nautica(R) and John Varvatos(R) brands as well as Kipling(R) brand sales in North America, rose 7% in the quarter, to $152 million from $142 million. Operating income and margins nearly doubled. We saw improved profitability in all Nautica businesses due to lower markdowns and returns, particularly in our men's sportswear business, lower inventory levels, a decline in operating expenses and savings from restructuring actions taken in 2004.

    Gross margins increased by nearly three full percentage points in the quarter, to 41.5% from 38.7%. Over half of this increase resulted from the inclusion of the higher margin acquisitions as well as growth in our higher margin businesses, with the remainder relating to operational improvements in most of our core businesses. Operating margins reached 12.7% in the quarter, up from 12.0% in the prior year period.
    Our balance sheet remains very strong, and we ended the quarter with $366 million in cash. Inventories were up 13%, with $55 million of the total increase of $114 million due to 2004 and 2005 acquisitions. Debt as a percent of total capital was 27.6% at the end of the quarter, or 19.5% net of cash. The increase in the current portion of long term-debt reflects $400 million of long-term debt due to be repaid in 2005.

    Outlook

    "We have our sights firmly set on delivering another record year in both sales and earnings. Our management team is focused and energized on maintaining the momentum behind our growth plan. We continue to search for additional growth brands to add to our portfolio while at the same time investing behind our core brands to keep them strong and healthy," concluded Mr. McDonald.
    For the full year, we continue to expect sales growth of 6-8%, excluding any additional acquisitions. We recently completed the acquisition of the Reef(R) brand of premium surf-inspired footwear, which we indicated should contribute $45 million to 2005 sales. Our Jeanswear, Imagewear and Sportswear businesses remain on track to deliver low to mid single digit growth, while Intimate Apparel sales could be flat to down slightly in 2005. Sales growth in our Outdoor business could exceed 30% this year. Second quarter sales should rise by 10-12% over the prior year's second quarter. Sales in the second half of the year should be up approximately 5%, recognizing that all of the 2004 acquisitions occurred prior to the second half of that year.
    We also continue to expect that earnings per share will rise by at least 8% in 2005. This reflects our expectation that second quarter EPS could decline approximately 10%, followed by an increase of more than 10% in the second half of the year. Second quarter EPS in 2004 included a net benefit of $.04 per share related to the exit of our Playwear business. The decrease in the 2005 second quarter also reflects the seasonal nature of our recent acquisitions, investment spending to support our growth plans and the continued difficult comparisons within our Intimates business.
    Based on the SEC's recent announcement that the implementation date of a rule change related to expensing stock options would be delayed, we expect no impact from stock option expense in 2005.
    We continue to anticipate another strong year of cash flow from operations of approximately $550 million in 2005. During the quarter we repurchased one million shares of common stock and expect to repurchase a total of two million shares this year to offset the dilution resulting from the exercise of stock options.

    Dividend Declared

    The Board of Directors declared a regular quarterly cash dividend of $.27 per share, payable on June 20, 2005 to shareholders of record as of the close of business on June 10, 2005.

    Cautionary Statement on Forward-looking Statements

    Certain statements included in this release are "forward-looking statements" within the meaning of the federal securities laws. Management cautions that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. Important risk factors that could cause the actual results of operations or financial condition of the Company to differ include, but are not limited to, the overall level of consumer spending for apparel; changes in trends in the segments of the market in which the Company competes; the financial strength and competitive conditions, including consolidation, of our suppliers and of our customers; actions of competitors, customers, suppliers and service providers that may impact the Company's business; the Company's ability to make and integrate acquisitions successfully; the Company's ability to achieve expected sales and earnings growth from ongoing businesses and acquisitions; the Company's ability to achieve its planned cost savings; terrorist actions; and the impact of economic and political factors in the markets where the Company competes, such as recession or changes in interest rates, currency exchange rates, price levels, capital market valuations, trade regulation and other factors over which the Company has no control. Investors are also directed to consider the risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission.

    About the Company

    VF Corporation is a leader in branded apparel including jeanswear, outdoor products, intimate apparel, image apparel and sportswear. Its brands include Lee(R), Wrangler(R), Riders(R), Rustler(R), Earl
Jean(R), Vanity Fair(R), Vassarette(R), Bestform(R), Lily of
France(R), Nautica(R), John Varvatos(R), JanSport(R), Eastpak(R), The North Face(R), Vans(R), Reef(R), Napapijri(R), Kipling(R), Lee
Sport(R) and Red Kap(R).
    VF Corporation's press releases, annual report and other information can be accessed through the Company's home page, www.vfc.com.

    Webcast Information

    VF will hold its first quarter conference call and webcast at 2:00 p.m. ET. Interested parties should call (800) 257-7087, domestic, or
(303) 262-2052, international, to access the call. You may also access this call via the Internet at www.vfc.com. A replay will be available through May 10, 2005 and can be accessed by dialing (800) 405-2236, domestic, and (303) 590-3000, international. The pass code is 11028468. A replay also can be accessed at the Company's website at www.vfc.com.


                            VF CORPORATION
                   Consolidated Statements of Income
               (In thousands, except per share amounts)


                                        Three Months Ended March
                                    ---------------------------------
                                          2005                2004
                                    -------------         -----------


Net Sales                           $1,563,643          $1,432,669

Costs and Operating Expenses
   Cost of goods sold                  914,424             878,393
   Marketing, administrative
      and general expenses             463,672             394,957
   Royalty income and other            (13,349)            (13,240)
                                  -------------         -----------
                                     1,364,747           1,260,110
                                  -------------         -----------

Operating Income                       198,896             172,559

Other Income (Expense)
   Interest, net                       (15,658)            (16,781)
   Miscellaneous, net                      119               1,607
                                  -------------         -----------
                                       (15,539)            (15,174)
                                  -------------         -----------

Income Before Income Taxes             183,357             157,385

Income Taxes                            60,489              53,511
                                  -------------         -----------

Net Income                            $122,868            $103,874
                                  =============         ===========

Earnings Per Common Share
   Basic                                 $1.10               $0.95
   Diluted                                1.07                0.93


Weighted Average Shares Outstanding
   Basic                               111,761             108,730
   Diluted                             114,926             111,515

Cash Dividends Per Common Share          $0.27               $0.26

   Basis of presentation: VF operates and reports using a 52/53 week fiscal year ending on the Saturday closest to December 31 of each year. Similarly, the fiscal first quarter ends on the Saturday closest to March 31. For presentation purposes herein, all references to periods ended March 2005, March 2004 and December 2004 relate to the fiscal periods ended as of April 2, 2005, April 3, 2004 and January 1, 2005, respectively.

   Reclassifications: Certain prior year amounts have been reclassified to conform with the 2005 presentation.


                            VF CORPORATION
                      Consolidated Balance Sheets
                            (In thousands)



                                      March     December       March
                                       2005       2004         2004
                                   ----------- ----------- -----------
ASSETS

Current Assets
   Cash and equivalents              $365,864    $485,507    $551,688
   Accounts receivable, net           844,009     751,582     747,337
   Inventories                        986,961     973,248     872,568
   Other current assets               156,347     168,231     125,937
                                   ----------- ----------- -----------
        Total current assets        2,353,181   2,378,568   2,297,530

Property, Plant and Equipment       1,544,786   1,539,490   1,564,833
   Less accumulated depreciation      972,382     967,236     985,446
                                   ----------- ----------- -----------
                                      572,404     572,254     579,387

Intangible Assets                     653,574     639,520     317,293

Goodwill                            1,028,235   1,031,594     700,170

Other Assets                          400,333     382,342     443,541
                                   ----------- ----------- -----------

                                   $5,007,727  $5,004,278  $4,337,921
                                   =========== =========== ===========


LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities
   Short-term borrowings              $37,852     $42,830     $36,587
   Current portion of long-term
    debt                              401,563     401,232       1,143
   Accounts payable                   319,010     369,937     256,899
   Accrued liabilities                502,849     558,215     416,932
                                   ----------- ----------- -----------
        Total current liabilities   1,261,274   1,372,214     711,561

Long-term Debt                        558,863     556,639     956,731

Other Liabilities                     547,578     536,131     513,213

Commitments and Contingencies

Redeemable Preferred Stock             24,935      26,053      28,289

Common Stockholders' Equity
   Common Stock                       111,830     111,388     109,458
   Additional paid-in capital       1,151,694   1,087,641   1,010,395
   Accumulated other comprehensive
    income (loss)                    (110,062)   (113,071)   (135,529)
   Retained earnings                1,461,615   1,427,283   1,143,803
                                   ----------- ----------- -----------
        Total common stockholders'
         equity                     2,615,077   2,513,241   2,128,127
                                   ----------- ----------- -----------

                                   $5,007,727  $5,004,278  $4,337,921
                                   =========== =========== ===========

                            VF CORPORATION
                 Consolidated Statements of Cash Flows
                            (In thousands)


                                                  Three Months Ended
                                                        March
                                              -----------------------
                                                   2005         2004
                                              ----------    ---------

Operations
   Net income                                  $122,868     $103,874
   Adjustments to reconcile net
    income to cash provided by operating
    activities:
      Depreciation                               22,199       23,963
      Amortization of intangible assets           3,696        1,340
      Other amortization                          4,207        3,700
      Provision for doubtful accounts             4,524        5,615
      Pension funding in excess of expense      (44,739)     (41,182)
      Other, net                                  3,291        9,442
      Changes in operating assets and
       liabilities, net of acquisitions:
           Accounts receivable                 (100,070)    (122,846)
           Inventories                          (10,106)      58,486
           Accounts payable                     (52,157)     (57,504)
           Accrued liabilities and other         26,144       57,998
                                              ----------    ---------

      Cash provided (used) by operating
       activities                               (20,143)      42,886

Investments
   Capital expenditures                         (29,229)     (13,036)
   Business acquisitions, net of  cash acquired (23,817)           -
   Software purchases                            (5,964)      (1,418)
   Other, net                                     4,410          377
                                              ----------    ---------
      Cash used by investing activities         (54,600)     (14,077)

Financing
   Increase in short-term borrowings             (4,751)       3,247
   Payments on long-term debt                      (531)        (492)
   Purchase of Common Stock                     (59,073)           -
   Cash dividends paid                          (30,801)     (28,941)
   Proceeds from issuance of Common Stock        54,495       41,986
   Other, net                                      (122)        (418)
                                              ----------    ---------

      Cash provided (used) by financing
       activities                               (40,783)      15,382

Net Cash Used by Discontinued Operations              -       (3,136)
Effect of Foreign Currency Rate Changes on
 Cash                                            (4,117)      (4,152)
                                              ----------    ---------

Net Change in Cash and Equivalents             (119,643)      36,903

Cash and Equivalents - Beginning of Year        485,507      514,785
                                              ----------    ---------
Cash and Equivalents - End of Period           $365,864     $551,688
                                              ==========    =========

                            VF CORPORATION
                  Supplemental Financial Information
                     Business Segment Information
                            (In thousands)

                                              Three Months Ended March
                                              ------------------------
                                                   2005        2004
                                              ------------ -----------

 Coalition sales
  Jeanswear                                      $706,721    $708,280
  Outdoor Apparel and Equipment                   282,296     124,579
  Intimate Apparel                                227,276     249,420
  Imagewear                                       187,168     173,032
  Sportswear                                      151,762     141,652
  Other                                             8,420      35,706
                                              ------------ -----------
  Net sales                                    $1,563,643  $1,432,669
                                              ============ ===========
 Coalition profit
  Jeanswear                                      $119,209    $122,335
  Outdoor Apparel and Equipment                    32,394      13,902
  Intimate Apparel                                 23,528      35,256
  Imagewear                                        30,290      21,845
  Sportswear                                       26,901      13,187
  Other                                              (547)     (4,172)
                                              ------------ -----------
  Total coalition profit                          231,775     202,353

 Corporate and other expenses                     (32,760)    (28,187)
 Interest, net                                    (15,658)    (16,781)
                                              ------------ -----------
 Income before income taxes                      $183,357    $157,385
                                              ============ ===========


    CONTACT: VF Services, Inc.
             Cindy Knoebel, 336-424-6189 or 212-841-7141